EXHIBIT 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Registration Statement No. 333-91108 of American Fidelity Deposit Corporation on Form SB-2 of our report dated August 2, 2002 on the financial statements of American Fidelity Deposit Corporation appearing in the Prospectus, which is part of this Registration Statement, and we also consent to the reference to us under the heading “Experts”.

/s/ PICKETT, CHANEY & MCMULLEN LLP

Lenexa, Kansas

October 18, 2002